HomeTrust Bancshares, Inc. Reports Fourth Quarter and Fiscal Year 2018 Financial Results
ASHEVILLE, N.C., July 26, 2018 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $7.2 million, or $0.38 per diluted share for the quarter ended June 30, 2018, compared to $4.8 million, or $0.25 per diluted share for the same period a year ago. Return on assets was 0.88% for the three months ended June 30, 2018 compared to 0.61% for the same period in fiscal 2017. Net income totaled $8.2 million, or $0.44 per diluted share for the year ended June 30, 2018, compared to $11.8 million, or $0.65 per diluted share for fiscal year 2017. Return on assets was 0.25% for the year ended June 30, 2018, compared to 0.40% in the prior year. Earnings for the year ended June 30, 2018 included a $17.9 million write-down of deferred tax assets following a deferred tax revaluation resulting from enactment of the Tax Cuts and Jobs Act (the "Tax Act”) with no comparable charge in fiscal year 2017, which was partially offset by the absence of merger-related expenses, which totaled $7.8 million in fiscal year 2017.
For the quarter ended June 30, 2018 compared to the corresponding quarter in the previous year and before the write-down of deferred tax assets from the change in the federal tax rate, merger-related expenses, and certain state income tax expenses (non-GAAP):

•	net income increased 42.0% to $6.8 million from $4.8 million;

•	diluted earnings per share increased 44.0% to $0.36 from $0.25; and

•	return on assets increased 36.1% to 0.83% from 0.61%.
For the year ended June 30, 2018 compared to the year ended June 30, 2017 and before the write-down of deferred tax assets from the change in the federal tax rate, merger-related expenses, certain state income tax expenses, and gains from the sale of premises and equipment (non-GAAP):

•	net income increased 51.3% to $25.9 million from $17.1 million;

•	diluted earnings per share increased 46.8% to $1.38 from $0.94; and

•	return on assets increased 37.9% to 0.80% from 0.58%.

The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

For the year ended June 30, 2018 compared to the year ended June 30, 2017:

•	commercial loan portfolio originations increased $49.0 million, or 9.0% from $541.5 million to $590.5 million;

•	retail loan portfolio originations increased $18.2 million, or 5.9% from $305.4 million to $323.6 million;
"Fiscal 2018 was truly an inflection point for our financial performance as evidenced by our core results,” said Dana Stonestreet, Chairman, President and CEO. “We continued our focus on organic loan and deposit growth while remixing our balance sheet to maximize earnings. We enhanced our franchise value by hiring numerous high-performing revenue producers throughout key urban markets; fully developing our new SBA and equipment finance lines of business; and through the opening of a commercial loan production office in Greensboro, NC and a de novo full service branch in Cary, NC. As a result, we had a record year of over $1 billion in loan originations and net organic loan growth of 8%; SBA loan sales generated over $1 million in noninterest income during the year; and our brand new equipment finance line of business had $20 million in originations in the past quarter. We will continue to capitalize on this momentum in fiscal 2019 to enhance our financial performance and create additional shareholder value.”
Income Statement Review
Net interest income increased to $25.6 million for the quarter ended June 30, 2018 compared to $24.6 million for the comparative quarter in fiscal 2017. The $1.0 million, or 4.2% increase was primarily due to a $3.4 million increase in interest and dividend income driven by an increase in average interest-earning assets, which was partially offset by a $2.4 million increase in interest expense. Average interest-earning assets increased $180.8 million, or 6.3% to $3.0 billion for the quarter ended June 30, 2018 compared to $2.9 billion for the corresponding quarter in fiscal 2017. For the quarter ended June 30, 2018, the average balance of total loans receivable increased $157.5 million, or 6.8% due to organic loan growth. The average balance of all other interest-earning assets increased $43.3 million, or 8.1% primarily due to increases in commercial paper investments. These increases were mainly funded by increases in average interest-bearing deposits of $125.9 million, or 7.2% and average noninterest bearing deposits of $21.6 million, or 7.3% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2018 decreased to 3.43% from 3.53% for the same period a year ago. We continue to utilize our leveraging strategy, where designated short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as the required purchase of additional FHLB stock which generates increased dividend income; however, we have reduced the amount of assets purchased and liabilities assumed as part of the leveraging strategy during the past year and expect to continue reducing these amounts commensurate with anticipated organic loan growth. During the three months ended June 30, 2018 our leveraging strategy produced an additional $1.0 million in interest and dividend income at an average yield of 2.58%, while the average cost of the borrowings was 1.91%, resulting in approximately $263,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $848,000 in interest and dividend income at an average yield of 1.38%, while the average cost of the borrowings was 0.95%, resulting in approximately $265,000 in net interest income. Excluding the effects of the leveraging strategy, the tax equivalent net interest margin would be 3.57% and 3.82% for the quarters ended June 30, 2018 and 2017, respectively.

Total interest and dividend income increased $3.4 million, or 12.5% for the three months ended June 30, 2018 as compared to the same period last year, which was primarily driven by a $2.4 million, or 9.5% increase in loan interest income and a $1.1 million, or 125.0% increase in interest income from certificates of deposit and other interest-bearing deposits, partially offset by a $120,000, or 12.0% decrease in interest income from securities available for sale. The additional loan interest income was primarily due to the increase in the average balance of loans receivable and an increase in loan yields. Average loan yields increased seven basis points to 4.48% for the quarter ended June 30, 2018 from 4.41% in the corresponding quarter from last year primarily due to loans recently originated at higher rates and was partially offset by a $710,000, or 54.3% decrease in the accretion of purchase discounts on acquired loans as a result of reduced prepayments as compared to the same quarter last year. For the quarters ended June 30, 2018 and 2017, the average loan yields included 10 and 23 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $2.4 million, or 87.3% for the quarter ended June 30, 2018 compared to the same period last year, which primarily related to deposit gathering initiatives along with an 20 basis point increase in the average cost of deposits. The overall average cost of funds increased 36 basis points to 0.82% for the current quarter as compared to the same quarter last year due primarily to the impact of the recent increases in the federal funds rate on our borrowings.
Net interest income increased $9.4 million or 10.4% to $100.6 million for the year ended June 30, 2018 compared to $91.2 million for the year ended June 30, 2017. Average interest-earning assets increased $292.3 million, or 10.9% to $3.0 billion for the year ended June 30, 2018 compared to $2.7 billion in the prior year. The $338.5 million, or 16.3% increase in average balance of total loans receivable for the year ended June 30, 2018 was due to a full year's impact of the TriSummit Bank acquisition and increased organic loan growth. This increase was mainly funded by the cumulative decrease of $46.2 million, or 7.6% in all other average interest-earning assets, an increase in average interest-bearing deposits of $152.2 million, or 9.2%, and an increase in average borrowings, consisting primarily of short-term FHLB advances of $80.4 million, or 13.9%. Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2018 decreased six basis points to 3.43% from 3.49% for last year. For the year ended June 30, 2018, our leveraging strategy produced an additional $4.1 million in interest and dividend income at an average yield of 1.90%, while the average cost of the borrowings was 1.39%, resulting in approximately $1.1 million in net interest income. Our leveraging strategy produced an additional $3.6 million in interest and dividend income at an average yield of 1.14% during fiscal year 2017, while the average cost of the borrowings was 0.58%, resulting in approximately $1.8 million in net interest income. Excluding the effects of the leveraging strategy, the tax equivalent net interest margin would be 3.66% and 3.88% for the years ended June 30, 2018 and 2017, respectively.
Total interest and dividend income increased $17.3 million, or 17.4% for the year ended June 30, 2018 as compared to the year ended June 30, 2017. The increase was primarily driven by a $15.0 million, or 16.7% increase in loan interest income, a $2.2 million, or 59.4% increase in certificates of deposit and other interest-bearing deposits, and a $354,000, or 21.3% increase in other investment income partially offset by a $315,000, or 7.9% decrease in interest income from securities available for sale. The additional loan interest income was primarily due to the increase in the average balance of loans receivable, which was partially offset by a $3.0 million decrease in the accretion of purchase discounts on acquired loans to $3.2 million for the year ended June 30, 2018 from $6.1 million for fiscal year 2017, as a result of full repayments of several loans with large discounts in the previous year. This decrease caused average loan yields to decrease three basis points to 4.41% for the year ended June 30, 2018 from

4.44% in fiscal 2017. Excluding the effects of the accretion on purchase discounts on acquired loans, loan yields increased 13 basis points to 4.28% for the year ended June 30, 2018 compared to 4.15% in fiscal 2017.
Total interest expense increased $7.8 million, or 94.9% for the year ended June 30, 2018 compared to the prior fiscal year. This increase was primarily related to the increase in average interest-bearing deposits and borrowings coupled with the increased cost of nine and 78 basis points for the years ended June 30, 2018 and 2017, respectively. The overall cost of funds increased 28 basis points to 0.65% for the year ended June 30, 2018 compared to 0.37% in the last fiscal year.
Noninterest income increased $1.1 million, or 27.1% to $5.4 million for the three months ended June 30, 2018 from $4.2 million for the same period in the previous year. The leading factors of the increase included a $338,000, or 16.6% increase in service charges on deposit accounts as a result of the increase in deposit accounts and related fees; a $628,000, or 66.0% increase in loan income from the gain on sale of mortgage loans and various commercial loan-related fees driven by the commencing of originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans; and a $215,000, or 30.2% increase in other noninterest income mainly from investments in small business investment companies ("SBIC").
Noninterest income increased $3.6 million, or 22.1% to $19.7 million for the year ended June 30, 2018 from $16.1 million for the year ended June 30, 2017, primarily due to a $1.1 million, or 14.2% increase in service charges on deposit accounts; a $1.8 million, or 49.6% increase in loan income from the gain on sale of mortgage loans and various commercial loan-related fees; and $879,000, or 38.9% increase in other noninterest income. Partially offsetting these increases was a $221,000, or 57.4% decrease in gains from the sale of premises and equipment for the year ended June 30, 2018 compared to last fiscal year.
Noninterest expense for the quarters ended June 30, 2018 and 2017 remained consistent at $21.8 million.
Noninterest expense for the year ended June 30, 2018 decreased $4.9 million, or 5.5% to $85.3 million compared to $90.3 million for the year ended June 30, 2017. The decrease was primarily driven by the absence of the previously mentioned $7.8 million of merger-related expenses; a $192,000, or 11.5% decrease in marketing and advertising; a $210,000, or 3.2% decrease in computer services; and a $222,000, or 15.7% decrease in real estate owned ("REO") related expenses primarily as a result of fewer REO properties held. Partially offsetting these decreases were the additional expenses related to the TriSummit acquisition, a new commercial loan production office in Greensboro, NC, new SBA and equipment finance lines of business, and the opening of a de novo branch in Cary, NC as shown in the cumulative increase of $3.4 million, or 5.0% in salaries and employee benefits; net occupancy expense; telephone, postage, and supplies; and other expenses for the year ended June 30, 2018 compared to last year. Deposit insurance premiums increased $241,000, or 17.5% as the net asset base has increased.
For the quarter ended June 30, 2018, the Company's income tax expense was $2.0 million compared to $2.2 million for the quarter ended June 30, 2017. The decrease was primarily driven by the reduction in the federal corporate tax rate to 27.5% for the quarter ended June 30, 2018 from 34.0% for the quarter ended June 30, 2017. The Company also had a $275,000 benefit related to the revaluation of various state deferred tax assets with no comparable benefit in the corresponding quarter in the prior year. In addition, as a result of the Tax Act, we incurred an additional $103,000 in income tax expense for the quarter ended June 30, 2018 to adjust the tax valuation allowance on our alternative minimum tax ("AMT") credits in accordance with Internal Revenue Service guidelines. Our fiscal year end requires the use of a blended federal tax rate as prescribed by the Internal Revenue Code, which is 27.5% and was used through June 30, 2018. Beginning on July 1, 2018, the Company began using the new federal corporate tax rate of 21%.
For the year ended June 30, 2018, the Company's income tax expense was $26.7 million compared to $5.2 million for the year ended June 30, 2017. The increase was mainly driven by the reduction in the federal corporate tax rate, which required the Company to revalue net deferred tax assets and establish the tax valuation allowance on our AMT credits as discussed above, resulting in a $17.9 million adjustment through income tax expense; and to a lesser extent higher pre-tax income. In addition, for the year ended June 30, 2018, the Company had a benefit of $142,000 and a charge of $490,000 for the year ended June 30, 2017 related to revaluation of various state deferred tax assets.
Balance Sheet Review
Total assets increased $97.6 million, or 3.0% to $3.3 billion at June 30, 2018 from $3.2 billion at June 30, 2017. Total liabilities increased $86.0 million, or 3.1% to $2.9 billion at June 30, 2018 from $2.8 billion at June 30, 2017. Deposit growth of $147.8 million, or 7.2% and the cumulative decrease of $126.3 million, or 30.1% in cash and cash equivalents, certificates of deposit in other financial institutions and investment securities during the year ended June 30, 2018 were used to partially fund the $174.4 million, or 7.4% increase in total loans receivable, the $79.2 million, or 52.9% increase in commercial paper, and reduce borrowings by $61.5 million, or 8.8%. The increase in net loans receivable was driven by $170.5 million of organic loan growth. The $24.8 million, or 43.3% decrease in deferred income taxes was driven primarily by the previously mentioned write-down of deferred tax assets and to a lesser extent, the use of net operating losses as our taxable income increased.

Total deposits increased $147.8 million, or 7.2%, during the year ended June 30, 2018 to $2.2 billion. The increase was primarily due to a $93.8 million increase in our core deposits (which exclude certificates of deposit) from growth initiatives and a $54.0 million increase in certificates of deposit, which primarily related to additional brokered deposits.
Stockholders' equity at June 30, 2018 increased $11.2 million, or 2.8% to $409.2 million from $397.6 million at June 30, 2017. The increase was primarily driven by $8.2 million in net income, $3.0 million in stock-based compensation, and $680,000 in a cumulative adjustment for the adoption of Accounting Standard Update 2016-09, "Improvements to Employee Share-Based Payment Accounting," partially offset by a $1.9 million decrease in other comprehensive income representing unrealized losses on investment securities, net of tax. As of June 30, 2018, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.70%, 11.70%, 12.45%, and 10.33%, respectively.  In addition, the Company exceeded all regulatory capital requirements as of that date. The $17.9 million deferred tax revaluation did not have a material impact on the Company's regulatory capital ratios.
Asset Quality
The allowance for loan losses was $21.1 million, or 0.83% of total loans, at June 30, 2018 compared to $21.2 million, or 0.90% of total loans, at June 30, 2017. The allowance for loan losses to gross loans, excluding acquired loans, was 0.91% at June 30, 2018, compared to 1.03% at June 30, 2017.
There was no provision for losses on loans for the three months or year ended June 30, 2018 and 2017 reflecting continued improvements in our asset quality, offset by loan growth. Net loan charge-offs totaled $412,000 for the three months ended June 30, 2018 as compared to $54,000 in net recoveries for the same period during the prior fiscal year. Net loan charge-offs decreased to $91,000 for the year ended June 30, 2018 from $141,000 for fiscal 2017. Net charge-offs as a percentage of average loans were 0.07% for the quarter ended June 30, 2018 compared to net recoveries of (0.01)% for the same period last fiscal year. Net charge-offs as a percentage of average loans decreased to 0.00% for the year ended June 30, 2018 from 0.01% for last fiscal year. Our year over year improvements across all credit metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.
Nonperforming assets decreased 27.0% to $14.6 million, or 0.44% of total assets, at June 30, 2018, compared to $20.0 million, or 0.62% of total assets, at June 30, 2017. Nonperforming assets included $10.9 million in nonaccruing loans and $3.7 million in REO at June 30, 2018, compared to $13.7 million and $6.3 million, in nonaccruing loans and REO, respectively, at June 30, 2017.  Included in nonperforming loans are $4.2 million of loans restructured from their original terms of which $2.6 million were current at June 30, 2018, with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to continued improvement in credit quality throughout the loan portfolio and loans returning to performing status as payment history and the borrower's financial status improved. At June 30, 2018, $5.6 million, or 51.6%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $3.4 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans decreased to 0.43% at June 30, 2018 from 0.58% at June 30, 2017.
The ratio of classified assets to total assets decreased to 1.00% at June 30, 2018 from 1.57% at June 30, 2017. Classified assets decreased 34.2% to $33.1 million at June 30, 2018 compared to $50.2 million at June 30, 2017.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2018, the Company had assets of $3.3 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, Cary, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017 (2)
Assets
Cash	$45,222	$38,100	$46,743	$38,162	$41,982
Interest-bearing deposits	25,524	41,296	51,922	40,809	45,003
Cash and cash equivalents	70,746	79,396	98,665	78,971	86,985
Commercial paper	229,070	239,435	199,722	199,774	149,863
Certificates of deposit in other financial institutions	66,937	84,218	100,349	110,454	132,274
Securities available for sale, at fair value	154,993	160,971	167,669	182,053	199,667
Other investments, at cost	37,214	36,783	38,877	38,651	39,355
Loans held for sale	5,873	6,071	7,072	7,793	5,607
Total loans, net of deferred loan fees	2,525,852	2,445,755	2,418,014	2,394,755	2,351,470
Allowance for loan losses	(21,060)	(21,472)	(21,090)	(21,997)	(21,151)
Net loans	2,504,792	2,424,283	2,396,924	2,372,758	2,330,319
Premises and equipment, net	62,537	62,725	62,435	62,614	63,648
Accrued interest receivable	9,344	9,216	9,371	9,340	8,758
Real estate owned ("REO")	3,684	5,053	4,818	5,941	6,318
Deferred income taxes	32,565	34,311	36,526	55,653	57,387
Bank owned life insurance ("BOLI")	88,028	87,532	86,984	86,561	85,981
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	4,528	5,131	5,773	6,454	7,173
Other assets	8,220	10,100	9,765	7,343	7,560
Total Assets	$3,304,169	$3,270,863	$3,250,588	$3,249,998	$3,206,533
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,196,253	$2,180,324	$2,108,208	$2,100,310	$2,048,451
Borrowings	635,000	625,000	685,000	679,800	696,500
Capital lease obligations	1,914	1,920	1,925	1,931	1,937
Other liabilities	61,760	62,066	60,094	62,458	61,998
Total liabilities	2,894,927	2,869,310	2,855,227	2,844,499	2,808,886
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	191	190	190	190	190
Additional paid in capital	217,480	216,712	215,928	214,827	213,459
Retained earnings	200,575	193,368	187,241	197,907	191,660
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,406)	(7,538)	(7,670)	(7,803)	(7,935)
Accumulated other comprehensive income (loss)	(1,598)	(1,179)	(328)	378	273
Total stockholders' equity	409,242	401,553	395,361	405,499	397,647
Total Liabilities and Stockholders' Equity	$3,304,169	$3,270,863	$3,250,588	$3,249,998	$3,206,533
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(1)
Shares of common stock issued and outstanding at June 30, 2018 was 19,041,668; March 31, 2018 was 19,034,868; December 31, 2017 was 18,967,175; at September 30, 2017 was 18,968,675; and at June 30, 2017 was 18,967,875.

(2)	Derived from audited financial statements.

Consolidated Statement of Income (Unaudited)

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2018	2018	2017	2018	2017 (1)
Interest and Dividend Income
Loans	$27,337	$26,355	$24,971	$105,082	$90,069
Securities available for sale	877	916	997	3,668	3,983
Certificates of deposit and other interest-bearing deposits	1,969	1,498	875	5,939	3,725
Other investments	510	496	448	2,013	1,659
Total interest and dividend income	30,693	29,265	27,291	116,702	99,436
Interest Expense
Deposits	2,249	1,622	1,233	6,758	4,588
Borrowings	2,854	2,414	1,491	9,314	3,657
Total interest expense	5,103	4,036	2,724	16,072	8,245
Net Interest Income	25,590	25,229	24,567	100,630	91,191
Provision for Loan Losses	—	—	—	—	—
Net Interest Income after Provision for Loan Losses	25,590	25,229	24,567	100,630	91,191
Noninterest Income
Service charges and fees on deposit accounts	2,376	2,202	2,038	8,802	7,709
Loan income and fees	1,579	1,410	951	5,452	3,645
BOLI income	501	536	512	2,117	2,088
Gain from sale of premises and equipment	—	—	—	164	385
Gain from sales of securities available for sale	—	—	22	—	22
Other, net	926	778	711	3,137	2,258
Total noninterest income	5,382	4,926	4,234	19,672	16,107
Noninterest Expense
Salaries and employee benefits	11,918	11,927	11,725	48,170	46,446
Net occupancy expense	2,478	2,389	2,583	9,689	9,121
Marketing and advertising	372	334	407	1,478	1,670
Telephone, postage, and supplies	777	748	817	2,958	2,732
Deposit insurance premiums	373	413	493	1,619	1,378
Computer services	1,700	1,600	1,854	6,440	6,650
Loss (gain) on sale and impairment of REO	(25)	194	13	127	300
REO expense	308	311	144	1,065	1,114
Core deposit intangible amortization	603	642	758	2,645	2,823
Merger-related expenses	—	—	69	—	7,805
Other	3,250	2,763	2,972	11,140	10,220
Total noninterest expense	21,754	21,321	21,835	85,331	90,259
Income Before Income Taxes	9,218	8,834	6,966	34,971	17,039
Income Tax Expense	2,011	2,707	2,200	26,736	5,192
Net Income	$7,207	$6,127	$4,766	$8,235	$11,847
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(1)	Derived from audited financial statements.

Per Share Data

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Net income per common share:(1)
Basic	$0.40	$0.34	$0.26	$0.45	$0.66
Diluted	$0.38	$0.32	$0.25	$0.44	$0.65
Adjusted net income per common share:(2)
Basic	$0.38	$0.36	$0.26	$1.44	$0.96
Diluted	$0.36	$0.34	$0.25	$1.38	$0.94
Average shares outstanding:
Basic	18,121,690	18,052,000	17,936,511	18,028,854	17,379,487
Diluted	18,847,279	18,761,586	18,568,587	18,726,431	17,956,443
Book value per share at end of period	$21.49	$21.10	$20.96	$21.49	$20.96
Tangible book value per share at end of period (2)	$19.96	$19.54	$19.37	$19.96	$19.37
Total shares outstanding at end of period	19,041,668	19,034,868	18,967,875	19,041,668	18,967,875
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(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliation for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Year Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Performance ratios:(1)
Return on assets (ratio of net income to average total assets)	0.88%	0.76%	0.61%	0.25%	0.40%
Return on assets - adjusted(2)	0.83	0.80	0.61	0.80	0.58
Return on equity (ratio of net income to average equity)	7.12	6.16	4.83	2.05	3.14
Return on equity - adjusted(2)	6.75	6.47	4.88	6.43	4.54
Tax equivalent yield on earning assets(3)	4.10	3.99	3.91	3.97	3.79
Rate paid on interest-bearing liabilities	0.82	0.65	0.46	0.65	0.37
Tax equivalent average interest rate spread(3)	3.28	3.34	3.45	3.32	3.42
Tax equivalent net interest margin(3) (4)	3.43	3.44	3.53	3.43	3.49
Tax equivalent net interest margin - adjusted(2)	3.57	3.65	3.82	3.66	3.88
Average interest-earning assets to average interest-bearing liabilities	121.27	120.71	119.99	120.77	120.26
Operating expense to average total assets	2.65	2.63	2.79	2.63	3.06
Efficiency ratio	70.24	70.70	75.81	70.93	84.12
Efficiency ratio - adjusted(2)	69.36	69.77	74.14	70.12	75.48
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation for adjustments.

(3)
For the three months and year ended June 30, 2017 the weighted average rate for municipal leases is adjusted for a 37% combined federal and state tax rate since the interest from these leases is tax exempt. All other periods were at 30%.

(4)	Net interest income divided by average interest-earning assets.

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Asset quality ratios:
Nonperforming assets to total assets(1)	0.44%	0.54%	0.59%	0.62%	0.62%
Nonperforming loans to total loans(1)	0.43	0.52	0.59	0.59	0.58
Total classified assets to total assets	1.00	1.29	1.38	1.50	1.57
Allowance for loan losses to nonperforming loans(1)	192.96	169.71	146.79	156.17	154.77
Allowance for loan losses to total loans	0.83	0.88	0.87	0.92	0.90
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.91	0.97	0.97	1.01	1.03
Net charge-offs (recoveries) to average loans (annualized)	0.07	(0.06)	0.15	(0.14)	(0.01)
Capital ratios:
Equity to total assets at end of period	12.39%	12.28%	12.16%	12.48%	12.40%
Tangible equity to total tangible assets(2)	11.61	11.48	11.34	11.67	11.57
Average equity to average assets	12.31	12.30	12.49	12.55	12.59
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2018, there were $4.2 million of restructured loans included in nonaccruing loans and $5.6 million, or 51.6%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2018			2017
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,476,524	$27,727	4.48%	$2,319,063	$25,550	4.41%
Deposits in other financial institutions	110,819	440	1.59%	165,702	472	1.14%
Investment securities	159,667	877	2.20%	207,561	997	1.92%
Other interest-earning assets(3)	286,524	2,039	2.85%	160,409	851	2.12%
Total interest-earning assets	3,033,534	31,083	4.10%	2,852,734	27,870	3.91%
Other assets	255,903			281,264
Total Assets	3,289,437			3,133,998
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	480,688	282	0.24%	466,274	211	0.18%
Money market accounts	670,486	746	0.45%	565,213	371	0.26%
Savings accounts	216,058	70	0.13%	242,241	81	0.13%
Certificate accounts	509,543	1,151	0.90%	477,114	571	0.48%
Total interest-bearing deposits	1,876,775	2,249	0.48%	1,750,842	1,233	0.28%
Borrowings	624,725	2,854	1.83%	626,631	1,491	0.95%
Total interest-bearing liabilities	2,501,500	5,103	0.82%	2,377,473	2,724	0.46%
Noninterest-bearing deposits	317,356			295,763
Other liabilities	65,678			66,236
Total liabilities	2,884,534			2,739,471
Stockholders' equity	404,903			394,527
Total liabilities and stockholders' equity	3,289,437			3,133,998

Net earning assets	$532,034			$475,262
Average interest-earning assets to average interest-bearing liabilities	121.27%			119.99%
Tax-equivalent:
Net interest income		$25,980			$25,146
Interest rate spread			3.28%			3.45%
Net interest margin(4)			3.43%			3.53%
Non-tax-equivalent:
Net interest income		$25,590			$24,567
Interest rate spread			3.23%			3.37%
Net interest margin(4)			3.37%			3.44%
_________________________________________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $390 and $579 for the three months ended June 30, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 30% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning asset.

	Years Ended June 30,
	2018			2017
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,418,946	$106,641	4.41%	$2,080,490	$92,423	4.44%
Deposits in other financial institutions	137,026	1,934	1.41%	177,753	1,900	1.07%
Investment securities	172,461	3,668	2.13%	202,866	3,983	1.96%
Other interest-earning assets(3)	247,829	6,018	2.43%	222,847	3,484	1.56%
Total interest-earning assets	2,976,262	118,261	3.97%	2,683,956	101,790	3.79%
Other assets	267,399			261,410
Total Assets	3,243,661			2,945,366
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	473,880	970	0.20%	430,527	772	0.18%
Money market accounts	644,331	2,442	0.38%	541,030	1,405	0.26%
Savings accounts	224,582	295	0.13%	228,360	308	0.13%
Certificate accounts	463,306	3,051	0.66%	453,994	2,103	0.46%
Total interest-bearing deposits	1,806,099	6,758	0.37%	1,653,911	4,588	0.28%
Borrowings	658,240	9,314	1.41%	577,848	3,657	0.63%
Total interest-bearing liabilities	2,464,339	16,072	0.65%	2,231,759	8,245	0.37%
Noninterest-bearing deposits	311,210			271,477
Other liabilities	65,489			65,160
Total liabilities	2,841,038			2,568,396
Stockholders' equity	402,623			376,970
Total liabilities and stockholders' equity	3,243,661			2,945,366

Net earning assets	$511,923			$452,197
Average interest-earning assets to average interest-bearing liabilities	120.77%			120.26%
Tax-equivalent:
Net interest income		$102,189			$93,545
Interest rate spread			3.32%			3.42%
Net interest margin(4)			3.43%			3.49%
Non-tax-equivalent:
Net interest income		$100,630			$91,191
Interest rate spread			3.27%			3.34%
Net interest margin(4)			3.38%			3.40%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $1,559 and $2,354 for the year ended June 30, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 30% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Retail consumer loans:
One-to-four family	$664,289	$670,036	$686,229	$684,956	$684,089
HELOCs - originated	137,564	143,049	150,084	152,979	157,068
HELOCs - purchased	166,276	165,680	162,181	162,518	162,407
Construction and land/lots	65,601	68,121	60,805	54,969	50,136
Indirect auto finance	173,095	160,664	150,042	142,915	140,879
Consumer	12,379	11,317	9,699	8,814	7,900
Total retail consumer loans	1,219,204	1,218,867	1,219,040	1,207,151	1,202,479
Commercial loans:
Commercial real estate	857,315	810,332	786,381	753,857	730,408
Construction and development	192,102	184,179	185,921	209,672	197,966
Commercial and industrial	148,823	132,337	127,709	124,722	120,387
Municipal leases	109,172	101,108	100,205	100,638	101,175
Total commercial loans	1,307,412	1,227,956	1,200,216	1,188,889	1,149,936
Total loans	2,526,616	2,446,823	2,419,256	2,396,040	2,352,415
Deferred loan fees, net	(764)	(1,068)	(1,242)	(1,285)	(945)
Total loans, net of deferred loan fees	2,525,852	2,445,755	2,418,014	2,394,755	2,351,470
Allowance for loan losses	(21,060)	(21,472)	(21,090)	(21,997)	(21,151)
Loans, net	$2,504,792	$2,424,283	$2,396,924	$2,372,758	$2,330,319
Deposits

(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Core deposits:
Noninterest-bearing accounts	$317,822	$303,875	$313,493	$304,144	$310,172
NOW accounts	471,364	496,934	489,668	464,993	469,377
Money market accounts	677,665	659,791	638,259	642,351	569,607
Savings accounts	213,250	220,497	224,732	230,943	237,149
Total core deposits	1,680,101	1,681,097	1,666,152	1,642,431	1,586,305
Certificates of deposit	516,152	499,227	442,056	457,879	462,146
Total	$2,196,253	$2,180,324	$2,108,208	$2,100,310	$2,048,451
Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to utilize short-term FHLB borrowings beginning in November 2014 as part of a leverage strategy to increase net interest income. The Company believes that showing the effects of these borrowings on net interest income and net interest margin is useful to both management and investors as these measures are commonly used to measure financial institution's performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Year Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Noninterest expense	$21,754	$21,321	$21,835	$85,331	$90,259
Less merger-related expenses	—	—	69	—	7,805
Noninterest expense – as adjusted	$21,754	$21,321	$21,766	$85,331	$82,454

Net interest income	$25,590	$25,229	$24,567	$100,630	$91,191
Plus noninterest income	5,382	4,926	4,234	19,672	16,107
Plus tax equivalent adjustment	390	406	579	1,559	2,354
Less realized gain on securities	—	—	22	—	22
Less gain on sale of fixed assets	—	—	—	164	385
Net interest income plus noninterest income – as adjusted	$31,362	$30,561	$29,358	$121,697	$109,245
Efficiency ratio - adjusted	69.36%	69.77%	74.14%	70.12%	75.48%
Efficiency ratio (without adjustments)	70.24%	70.70%	75.81%	70.93%	84.12%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total stockholders' equity	$409,242	$401,553	$395,361	$405,499	$397,647
Less: goodwill, core deposits intangibles, net of taxes	29,125	29,589	30,083	29,704	30,157
Tangible book value (1)	$380,117	$371,964	$365,278	$375,795	$367,490
Common shares outstanding	19,041,668	19,034,868	18,967,175	18,968,675	18,967,875
Tangible book value per share	$19.96	$19.54	$19.26	$19.81	$19.37
Book value per share	$21.49	$21.10	$20.84	$21.38	$20.96
_________________________________________________________________
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
(Dollars in thousands)
Tangible equity(1)	$380,117	$371,964	$365,278	$375,795	$367,490
Total assets	$3,304,169	$3,270,863	$3,250,588	$3,249,998	$3,206,533
Less: goodwill and core deposit intangibles, net of taxes	29,125	29,589	30,083	29,704	30,157
Total tangible assets(2)	$3,275,044	$3,241,274	$3,220,505	$3,220,294	$3,176,376
Tangible equity to tangible assets	11.61%	11.48%	11.34%	11.67%	11.57%
_________________________________________________________________
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$3,033,535	$31,083	4.10%	$2,852,735	$27,870	3.91%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	155,000	1,001	2.58%	245,000	848	1.38%
Interest-earning assets - adjusted	$2,878,535	$30,082	4.18%	$2,607,735	$27,022	4.15%

Interest-bearing liabilities	$2,501,500	$5,103	0.82%	$2,377,473	$2,724	0.46%
Additional FHLB borrowings	155,000	738	1.91%	245,000	583	0.95%
Interest-bearing liabilities - adjusted	$2,346,500	$4,365	0.74%	$2,132,473	$2,141	0.40%

Net interest income and net interest margin		$25,980	3.43%		$25,146	3.53%
Net interest income and net interest margin - adjusted		25,717	3.57%		24,881	3.82%
Difference		$263	(0.14)%		$265	(0.29)%

	Year Ended June 30, 2018			Year Ended June 30, 2017
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,976,262	$118,261	3.97%	$2,683,956	$101,790	3.79%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	213,750	4,069	1.90%	318,000	3,640	1.14%
Interest-earning assets - adjusted	$2,762,512	$114,192	4.13%	$2,365,956	$98,150	4.15%

Interest-bearing liabilities	$2,464,339	$16,072	0.65%	$2,231,759	$8,245	0.37%
Additional FHLB borrowings	213,750	2,971	1.39%	318,000	1,856	0.58%
Interest-bearing liabilities - adjusted	$2,250,589	$13,101	0.58%	$1,913,759	$6,389	0.33%

Net interest income and net interest margin		$102,189	3.43%		$93,545	3.49%
Net interest income and net interest margin - adjusted		101,091	3.66%		91,762	3.88%
Difference		$1,098	(0.23)%		$1,783	(0.39)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income, ROA, ROE, and EPS as adjusted to exclude merger-related expenses, certain state tax expense, adjustments for the change in federal tax law, and gain on sale of premises and equipment:

	Three Months Ended			Year Ended
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Merger-related expenses	$—	$—	$69	$—	$7,805
State tax expense adjustment (1)	(275)	—	—	(142)	490
Change in federal tax law adjustment (2)	(103)	318	—	17,908	—
Gain on sale of premises and equipment	—	—	—	(164)	(385)
Total adjustments	(378)	318	69	17,602	7,910
Tax effect (3)	—	—	(26)	49	(2,646)
Total adjustments, net of tax	(378)	318	43	17,651	5,264

Net income (GAAP)	7,207	6,127	4,766	8,235	11,847

Net income (non-GAAP)	$6,829	$6,445	$4,809	$25,886	$17,111

Per Share Data
Average shares outstanding - basic	18,121,690	18,052,000	17,936,511	18,028,854	17,379,487
Average shares outstanding - diluted	18,847,279	18,761,586	18,568,587	18,726,431	17,956,443

Basic EPS
EPS (GAAP)	$0.40	$0.34	$0.26	$0.45	$0.66
Non-GAAP adjustment	(0.02)	0.02	—	0.99	0.30
EPS (non-GAAP)	$0.38	$0.36	$0.26	$1.44	$0.96

Diluted EPS
EPS (GAAP)	$0.38	$0.32	$0.25	$0.44	$0.65
Non-GAAP adjustment	(0.02)	0.02	—	0.94	0.29
EPS (non-GAAP)	$0.36	$0.34	$0.25	$1.38	$0.94

Average Balances
Average assets	$3,289,437	$3,237,689	$3,133,998	$3,243,661	$2,945,366
Average equity	$404,832	$398,174	$394,527	$402,605	$376,970

ROA
ROA (GAAP)	0.88%	0.76%	0.61%	0.25%	0.40%
Non-GAAP adjustment	(0.05)%	0.04%	—%	0.55%	0.18%
ROA (non-GAAP)	0.83%	0.80%	0.61%	0.80%	0.58%

ROE
ROE (GAAP)	7.12%	6.16%	4.83%	2.05%	3.14%
Non-GAAP adjustment	(0.37)%	0.31%	0.05%	4.38%	1.40%
ROE (non-GAAP)	6.75%	6.47%	4.88%	6.43%	4.54%
________________________________________________________________________
(1)    State tax adjustment is a result of various revaluations of state deferred tax assets.
(2)    Revaluation of net deferred tax assets due to the Tax Cuts and Jobs Act.
(3)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total gross loans receivable (GAAP)	$2,526,616	$2,446,823	$2,419,256	$2,396,040	$2,352,415
Less: acquired loans	271,801	288,847	311,508	338,933	374,538
Adjusted loans (non-GAAP)	$2,254,815	$2,157,976	$2,107,748	$2,057,107	$1,977,877

Allowance for loan losses (GAAP)	$21,060	$21,472	$21,090	$21,997	$21,151
Less: allowance for loan losses on acquired loans	483	459	566	1,197	727
Adjusted allowance for loan losses	$20,577	$21,013	$20,524	$20,800	$20,424
Allowance for loan losses / Adjusted loans (non-GAAP)	0.91%	0.97%	0.97%	1.01%	1.03%